Exhibit 99.1

COLLIERS INTERNATIONAL GROUP INC.

COLLIERS STOCK OPTION PLAN

Originally Effective June 23, 2004
(as amended and restated and effective on March 31, 2006,

as further amended and restated and effective on June 26, 2006,

as further amended and restated and effective on June 25, 2007,

as further amended and restated and effective on February 28, 2008,

as further amended and restated and effective on June 23, 2008,

as further amended and restated and effective on April 14, 2010,

as further amended and restated and effective on April 11, 2012 as further amended and restated and effective on April 8, 2014;

as further amended and restated and effective on June 1, 2015;

as further amended and restated on April 10, 2018;

as further amended and restated on April 14, 2021;
and as further amended and restated on April 5, 2022;

and as further amended and restated on April 2, 2024

WHEREAS Old FirstService (as defined below) did, effective June 23, 2004, establish a stock option plan known as the "FirstService 2004 Stock Option Plan" (including as amended from time to time, the "Plan") for the benefit of the respective officers and full-time employees of the Company and its subsidiaries (other than Jay S. Hennick);

AND WHEREAS the Company, to maintain the then present accounting treatment for stock options issued under the Plan in accordance with certain changes to United States generally accepted accounting principles which became effective on April 1, 2006, amended subsection 8(i) the Plan effective March 31, 2006;

AND WHEREAS the Plan was, prior to June 1, 2015, known as the "FirstService Stock Option Plan";

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on June 26, 2006, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 800,000 to 1,600,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on June 25, 2007, the shareholders of the Company approved amendments to the Plan dealing with the amending procedures and provisions contained in the Plan and the expiry of options during "black out" periods, all in accordance with Toronto Stock Exchange Staff Notice #2006-0001 – Amendment Procedures and Black Out Periods in Security Based Compensation Arrangements, together with an amendment to the definition of "Eligible Participant" so as to thenceforth include the respective directors of the Company and its subsidiaries, certain housekeeping amendments and consequential amendments as a result of the foregoing;

AND WHEREAS, on February 28, 2008, the Board (as defined below) approved amendments to the Plan dealing with the administration of the Plan, the option granting process and the determination of the option price;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on June 23, 2008, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 1,600,000 to 2,400,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 14, 2010, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 2,400,000 to 3,200,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 11, 2012, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 3,200,000 to 3,600,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 8, 2014, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 3,600,000 to 4,600,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 21, 2015, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 4,600,000 to 5,600,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS on March 11, 2015, the Board approved amendments to the Plan in order to accommodate the 2015 Plan of Arrangement (as defined below), which amendments are effective on June 1, 2015 (as defined below), and, on and after June 1, 2015, the Plan will be known as the "Colliers Stock Option Plan";

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 10, 2018, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 5,600,000 to 7,100,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 14, 2021, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 7,100,000 to 8,100,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 5, 2022, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 8,100,000 to 9,100,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS at the annual and special meeting of the shareholders of the Company held on April 2, 2024, the shareholders of the Company approved the following amendments to the Plan: (a) an increase in the maximum number of Subordinate Voting Shares reserved for issuance pursuant to the exercise of options granted under the Plan from 9,100,000 to 10,600,000; and (b) any required consequential amendments as a result of the foregoing;

AND WHEREAS the Company herein amends and restates the Plan in its entirety so as to incorporate and consolidate the foregoing amendments into the Plan.

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)	"2015 Arrangement Options" means options hereunder issued as part of the 2015 Plan of Arrangement in partial exchange for Outstanding Old FirstService Options;

(b)	"2015 Plan of Arrangement" means the plan of arrangement involving Old FirstService, New FSV, FSV Holdco ULC, FirstService Commercial Real Estate Services Inc. and the shareholders of Old FirstService under Section 182 of the Business Corporations Act (Ontario), a copy of which is attached as Schedule "A" to the arrangement agreement made as of the 11th day of March, 2015 among Old FirstService, New FSV, FSV Holdco ULC and FirstService Commercial Real Estate Services Inc., as it may be amended, modified or supplemented from time to time in accordance with its terms;

(c)	"Associate" shall have the meaning ascribed to that term in the Securities Act (Ontario);

(d)	"Blackout Period" means the time period, commonly referred to as the "blackout period", determined by the Company in accordance with its trading policies pursuant to which directors, officers, employees and others are prohibited from trading in the securities of the Company (including exercising options granted under the Plan) and, for greater certainty, Blackout Period shall not include any period in which there is a prohibition on trading in securities of the Company as a result of a cease trade or other order of any securities commission or regulatory authority;

(e)	"Board" means the board of directors of the Company as constituted from time to time;

(f)	"business day" means a day other than a Saturday, Sunday or any other day which is a statutory holiday in the Province of Ontario;

(g)	"Colliers" means Colliers International Group Inc., the corporation existing under the Business Corporations Act (Ontario) and continuing from the amalgamation of Old FirstService and FirstService Commercial Real Estate Services Inc. pursuant to the 2015 Plan of Arrangement, and includes any successor corporation thereof;

(h)	"Colliers Subordinate Voting Shares" means the Subordinate Voting Shares in the capital of Colliers;

(i)	"Company" means, during the period from the date the Plan is effective until the Effective Time, Old FirstService and, at and following the Effective Time, Colliers;

(j)	"Compensation Committee" means the Executive Compensation Committee of the Board as constituted from time to time;

(k)	"Effective Date" and "Effective Time" shall have the meanings ascribed to those terms in the 2015 Plan of Arrangement;

(l)	"Insider" shall have the meaning ascribed to that term in the Company Manual of the Toronto Stock Exchange, as same is amended from time to time or interpreted or modified in any Toronto Stock Exchange Staff Notice or other published policy document of the Toronto Stock Exchange, provided that, if at any time the Subordinate Voting Shares are not then listed on the Toronto Stock Exchange, "Insider" will mean:

(i)	an insider (as defined in the Securities Act (Ontario)) of the Company, other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

(ii)	an Associate of any person who is an insider by virtue of (i);

(m)	"Multiple Voting Shares" means the multiple voting shares in the capital of the Company;

(n)	"New FSV" means New FSV Corporation (which was, pursuant to the 2015 Plan of Arrangement on June 1, 2015, renamed "FirstService Corporation"), and includes any successor corporation thereof;

(o)	"Old FirstService" means the corporation existing under the Business Corporations Act (Ontario) that, prior to June 1, 2015, was named "FirstService Corporation";

(p)	"Outstanding Old FirstService Options" means options to acquire Subordinate Voting Shares in the capital of Old FirstService outstanding immediately prior to the Effective Time and which, as part of the 2015 Plan of Arrangement, were exchanged for, among other things, 2015 Arrangement Options and cancelled;

(q)	"Securities Act (Ontario)" means the Securities Act (Ontario) or its successor, as amended from time to time;

(r)	"Share Compensation Arrangements" means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Subordinate Voting Shares from treasury to one or more persons, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

(s)	"Subordinate Voting Shares" means the Subordinate Voting Shares in the capital of the Company; and

(t)	"subsidiary" shall have the meaning ascribed to that term in the Securities Act (Ontario).

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide the Company and its subsidiaries with a share-related mechanism designed to develop and increase the interest in the growth and development of the Company and its subsidiaries of those of the respective directors, officers and full-time employees of the Company and its subsidiaries (other than Jay S. Hennick) as may from time to time be granted options under the Plan by providing to them the opportunity to acquire a proprietary interest in the Company through the purchase of Subordinate Voting Shares.

3.	IMPLEMENTATION

The establishment of the Plan was previously approved by the Toronto Stock Exchange and each other stock exchange on which the Subordinate Voting Shares of the Company were then posted and listed for trading and also by the shareholders of the Company given by the affirmative vote of a majority of the votes cast at a meeting of shareholders which was held on June 23, 2004, with the result that the Plan and the terms thereof shall apply to all options granted on and after June 23, 2004, which date is the effective date of the Plan.

Further amendments to the Plan were made as set out in the recitals hereto, with effective dates of March 31, 2006, June 26, 2006, June 25, 2007, February 28, 2008, June 23, 2008, April 14, 2010, April 11, 2012, April 8, 2014, April 21, 2015, June 1, 2015,April 10, 2018,April 14, 2021 and April 5, 2022, respectively, each of which amendments were approved by both the Toronto Stock Exchange and the Board and, in the case of the amendments made effective on June 26, 2006, June 25, 2007, June 23, 2008, April 14, 2010, April 11, 2012 ,April 8, 2014, April 21, 2015, April 10, 2018, April 14, 2021 and April 5, 2022 by the shareholders of the Company given by the affirmative vote of a majority of the votes cast at meetings of shareholders held on June 26, 2006, June 25, 2007, June 23, 2008, April 14, 2010, April 11, 2012, April 8, 2014,April 21, 2015, April 10, 2018, April 14, 2021 and April 5, 2022, respectively.

4.	ADMINISTRATION

The Plan will be administered solely by the Board and, except for the 2015 Arrangement Options, grants of options under the Plan shall be made as follows (the "Option Granting Process"): all proposed option grants are to be submitted to the Compensation Committee for review and a recommendation made to the Board; proposed option grants recommended by the Compensation Committee are then to be submitted to the Board for approval and, if approved, will be granted on the date so approved by the Board. Subject to the provisions of the Plan, the Board is authorized in its sole discretion to make such determinations under, and such interpretations of, and to take such steps and actions in connection with the proper administration of the Plan and to impose, amend or revoke such rules and regulations concerning the granting of options pursuant to the Plan as it, in its sole discretion, may deem necessary or advisable. No member of the Board will be liable for any action or determination taken or made in good faith with respect to the Plan or any options granted thereunder and each such member shall be entitled to indemnification by the Company with respect to any such action or determination in the manner provided for by the Board. Any determination approved by a majority of the members of the Board will be deemed to be a determination of that matter by the Board. Jay S. Hennick may not be granted options under the Plan. Members of the Board (other than Jay S. Hennick) may be granted options under the Plan. All options previously issued by the Company under the Plan that are outstanding as at the date of any amendment and restatement of the Plan shall be deemed to be issued under the Plan, as amended and restated, and governed by the terms and conditions hereof.

5.	NUMBER OF SHARES DEDICATED TO THE PLAN

Options shall not be granted under the Plan with respect to any class of shares in the capital of the Company other than Subordinate Voting Shares. The aggregate number of Subordinate Voting Shares subject to options under the Plan shall not exceed, in the aggregate, 10,600,000 Subordinate Voting Shares or such greater number as may be approved from time to time in accordance with Section 10 hereof. All options granted under the Plan will conform to all applicable provisions prescribed by the Plan and to such specific terms and conditions as may be determined by the Board at the time of making each such grant. The granting of any option must, in order to become effective and binding on the Company, be authorized or approved by the Board pursuant to the Option Granting Process. Subordinate Voting Shares in respect of which an option is granted under the Plan, but not exercised prior to the termination of such option, whether through lapse of time or otherwise, shall be available for options thereafter granted by the Board under the Plan. All Subordinate Voting Shares issued pursuant to the due exercise of options granted under the Plan will be so issued as fully paid and non-assessable shares.

6.	ELIGIBILITY FOR OPTIONS

The persons who will be eligible to be granted options pursuant to the Plan (the "Eligible Participants") will be such directors, officers and full-time employees of the Company or its subsidiaries (other than Jay S. Hennick) as the Board shall from time to time determine in its sole discretion. In determining the options to be granted to Eligible Participants under the Plan, the Board will give due consideration to the value of each such person's present potential contribution to the Company's (or any subsidiary of the Company's) success and to the recommendation in that regard made by the Compensation Committee.

7.	GRANTING OF OPTIONS

Subject to the provisions herein set forth (including the Option Granting Process), the Board shall, in its sole discretion, select the Eligible Participants to whom options under the Plan may be granted (including the holders of the 2015 Arrangement Options, herein sometimes referred to as the "Optionees"), the number of Subordinate Voting Shares to be optioned to each of them and the terms and conditions within the limits prescribed in Section 8 hereof attaching to each such option. The aggregate number of Subordinate Voting Shares reserved for issuance pursuant to all options granted to any one Optionee shall not exceed 5% of the number of Subordinate Voting Shares outstanding on a non-diluted basis at the time of such grant. In addition, the aggregate number of securities of the Company:

(a)	issued to Insiders of the Company, within any one year period; and

(b)	issuable to Insiders of the Company, at any time;

under the Plan, or when combined with all of the Company's other Share Compensation Arrangements, shall not exceed 10% of the Company's total issued and outstanding securities. The granting of an option under the Plan to an Eligible Participant shall neither entitle nor preclude such Eligible Participant from being subsequently granted one or more additional options to purchase Subordinate Voting Shares under the Plan.

8.	TERMS AND CONDITIONS OF THE OPTIONS

The terms and conditions of each option granted under the Plan shall be set forth in an option agreement (an "Option Agreement") to be entered into between the Company and each Optionee, such agreement to be in such form as may from time to time be approved by the Board from time to time. To the extent that the terms of the Plan and any Option Agreement are inconsistent, the terms of the Plan shall govern. The Option Agreement shall include the following terms and conditions as well as such other terms and conditions not inconsistent with the Plan as may be deemed advisable by the Board:

(a)	Number of Shares - The Board shall, in its sole discretion, fix the aggregate number of Subordinate Voting Shares which are the subject of the option so granted.

(b)	Option Price – The option price per Subordinate Voting Share with respect to any option granted under the Plan shall be determined by the Board at the time the option is granted, but such price shall not be less than the Minimum Price (as defined below) on the day on which the grant of the option is authorized or approved by the Board. For the purposes of this subparagraph 8(b), "Minimum Price" shall mean:

(i)	in the event that the Subordinate Voting Shares are then traded on the Toronto Stock Exchange and/or the NASDAQ Stock Market, the closing price of the Subordinate Voting Shares on the Toronto Stock Exchange or the NASDAQ Stock Market on the trading day prior to the day on which the option is authorized or approved by the Board;

(ii)	in the event that the Subordinate Voting Shares are not then traded on the Toronto Stock Exchange and the NASDAQ Stock Market, the closing price of the Subordinate Voting Shares on such public market on which the Subordinate Voting Shares are then traded, as selected by the Board, in its sole discretion, on the trading day prior to the day on which the option is authorized or approved by the Board; or

(iii)	in the event that the Subordinate Voting Shares are not then traded on any public market, the price of the Subordinate Voting Shares as determined by the Board, in its sole discretion, on the day on which the option is authorized or approved by the Board.

(c)	Payment - The purchase price of the Subordinate Voting Shares purchased upon the exercise of the option shall be paid for in full upon the exercise thereof. An Optionee who is not already a shareholder of the Company shall have none of the rights of a shareholder of the Company until Subordinate Voting Shares issuable pursuant to the exercise of an option granted to an Optionee are issued to such Optionee.

(d)	Vesting - Subject to subsection 8(i), the Board shall determine, at the time of granting an option to an Optionee pursuant to the Plan, the maximum number of Subordinate Voting Shares that may be exercised by such Optionee in each year or other period during the term of the option.

(e)	Term of Option - The term of the option shall not be for less than one year and not more than 10 years from the date the option is granted, subject always to subsections (f), (g), (h) and (i) of this Section 8; provided that, notwithstanding the foregoing or anything else to the contrary in the Plan, if the term of any option granted under the Plan ends on a day occurring within a Blackout Period applicable to an Optionee or within ten business days after the expiry of a Blackout Period applicable to an Optionee, the term of such option shall be automatically extended to (and such option shall continue to be exercisable under the terms of the Plan up to) 5:00 p.m. (Toronto time) on the tenth business day following the expiry of such Blackout Period. This subsection 8(e) applies to all options outstanding under the Plan, regardless of the date of grant or issuance.

(f)	Death of Optionee - In the event of the death of an Optionee while in the employment, or as an officer or director, of the Company or a subsidiary of the Company prior to 5:00 p.m. (Toronto time) on the expiry date of the option (the "Expiry Date"), the option may be exercised, as to all or any of the Subordinate Voting Shares forming the subject matter of such option in respect of which such Optionee would have been entitled to exercise the option hereunder at the time of the death of such Optionee if such Optionee had survived, by the legal representatives of such Optionee at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the date which is the first anniversary of the date of death of such Optionee or the Expiry Date, whichever is the earlier, after which the option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Subordinate Voting Shares in respect of which such option had not been previously exercised.

(g)	Resignation or Discharge of Optionee - In the event of:

(i)	the resignation of an Optionee as an employee of the Company or a subsidiary of the Company such that the Optionee is no longer an Eligible Participant;

(ii)	the resignation or removal of an Optionee as an officer or director of the Company or a subsidiary of the Company other than in the circumstances referred to in subsection (f), above, such that the Optionee is no longer an Eligible Participant; or

(iii)	the discharge of an Optionee as an employee of the Company or a subsidiary of the Company by reason of a wilful and substantial breach of such Optionee's employment duties;

in each such case prior to 5:00 p.m. (Toronto time) on the Expiry Date, all options granted to such Optionee under the Plan shall in all respects forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Subordinate Voting Shares in respect of which such option had not previously been exercised, upon notice of such resignation being received by the Company or subsidiary of the Company, or upon notice of such removal or discharge being given by the Company or subsidiary of the Company to such Optionee, as the case may be. For the purposes of the Plan, the determination by the Company that such Optionee was discharged as an employee of the Company or a subsidiary of the Company by reason of a wilful and substantial breach of such Optionee's employment duties shall be binding upon such Optionee.

(h)	Other Termination of Employment of Optionee - In the event of the termination of employment of an Optionee by the Company or a subsidiary of the Company other than in the circumstances referred to in subsections (f) and (g), above, such that the Optionee is no longer an Eligible Participant, such Optionee may exercise each option then held by such Optionee under the Plan to the extent that such Optionee was entitled to do so at the time of such termination of employment, at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the 30th day (or such later day as the Board in its sole discretion may determine) following the date of termination of employment, or the Expiry Date, whichever is earlier, after which the option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Subordinate Voting Shares in respect of which such option had not been previously exercised.

(i)	Sale and Take-Over Bids - As used in this subsection 8(i):

(i)	"Arrangement" means any merger, arrangement (other than the 2015 Plan of Arrangement), amalgamation or other similar form of transaction involving the Company, other than with a wholly-owned subsidiary of the Company, under circumstances such that, following the completion of such transaction, there is a Change in Control of the Company;

(ii)	"Change in Control" means, in relation to the Company or any successor or resulting company or other entity, circumstances under which Control of the Company or any successor or resulting company or other entity is changed from one person or group of persons to another person or group of persons, other than to a Person not dealing at arm's length with the person(s) exercising Control of the Company immediately prior to such circumstances occurring;

(iii)	"Control" means the possession, directly or indirectly, through one or more intermediaries or otherwise, of the power to elect a majority of directors and/or to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by contract or in any other manner whatsoever;

(iv)	"offeror" has the meaning ascribed to that term in the Securities Act (Ontario);

(v)	"Take-over Bid" means a take-over bid, as defined in the Securities Act (Ontario), which is a "formal bid" as defined in such Act, and which is made:

(A)	for all of the issued and outstanding shares of any one or more classes of shares in the capital of the Company; or

(B)	for all of the issued and outstanding shares of any one or more classes of shares in the capital of the Company other than:

(1)	those shares in the capital of the Company which are then owned by the offeror under such Take-over Bid; and/or

(2)	those shares in the capital of the Company which the offeror under such Take-over Bid then otherwise has, directly or indirectly, the right to acquire; and

(vi)	"Sale" means the sale of all or substantially all of the assets of the Company as an entirety or substantially as an entirety to any person or entity (other than a wholly-owned subsidiary of the Company) under circumstances such that, following the completion of such sale, the Company will cease to carry on an active business, either directly or indirectly through one or more subsidiaries.

If:

(1)	the Company shall enter into an agreement providing for a Sale or an Arrangement; or

(2)	a Take-over Bid shall be made,

the Board may, at any time thereafter, authorize the Company to give a notice in writing to each Optionee advising such Optionee that, notwithstanding any other provision of the Plan, all options granted to such Optionee under the Plan will expire on the date determined by the Board as specified in such notice (provided that the date determined by the Board as specified in such notice shall not increase the term of any option granted under the Plan), which date shall in no event be the earlier of:

(A)	60 days following the date of such notice; and

(B)	in the case of the Company having entered into an agreement providing for a Sale or an Arrangement, one business day prior to the date on which the Sale or Arrangement provided for in such agreement is completed, or, in the case of a Take-over Bid having been made, one business day prior to the date on which there shall have been taken up by the offeror thereunder at least 90% of the total number of the issued and outstanding shares of each class of shares in the capital of the Company in respect of which such Take-over Bid is being made and, for this purpose, all shares of each class of shares in the capital of the Company in respect of which such Take-over Bid is made which are owned by the offeror at the expiry of such Take-over Bid shall be deemed to have been taken up pursuant to such Take-over Bid.

In the event that such a notice is given by the Company (the "Company Notice"), each Optionee shall have the right, on such terms and conditions as may be prescribed in such notice, to elect to exercise up to the time that such Optionee's option expires, after giving effect to such notice, all options then held by such Optionee under the Plan in respect of up to all of the Subordinate Voting Shares which could have been purchased by such Optionee on a full exercise of all such options. Notwithstanding the foregoing:

(1)	if such Optionee so elects to exercise such Optionee's option;

(2)	if such Optionee has not elected to exercise such Optionee's option and subscribe for Subordinate Voting Shares in accordance with this subsection; or

(3)	if such Optionee has exercised such Optionee's option but, following such exercise, such Optionee has not paid for the Subordinate Voting Shares which such Optionee has elected to subscribe for;

the Company shall have the right (which right may be exercised by the Company in its sole discretion) to pay to such Optionee on the payment date set out in the Company Notice cash in an amount equal to the result obtained by multiplying the amount, if any, by which the market price per Subordinate Voting Share on the date of completion of the Sale, Arrangement or Take-over Bid, as the case may be, exceeds the option price, by the number of Subordinate Voting Shares then remaining unsubscribed for under all options then held by such Optionee under the Plan which could have been purchased by such Optionee on a full exercise of all such options (and, if such payment is made, any exercise made by such Optionee of his or her options shall be deemed to have been not made and be null and void); and, if a Sale, Arrangement or Take-over Bid is completed, the market price for the purposes of calculating the amount of such cash payment to be made by the Company shall be the same as the value of the consideration paid per Subordinate Voting Share under the Sale, Arrangement or Take-over Bid, as applicable.

In the event that the Board in good faith determines that the Sale, Arrangement or Take-over Bid, as the case may be, will not be completed, the election of the Optionee given hereunder shall be terminated and, in such event, any cash paid by the Optionee to the Company will be returned to the Optionee and the option shall thereafter continue to be exercisable by the Optionee in accordance with its terms.

(j)	Non-Assignability of Option - Each option granted under the Plan shall be non-assignable by the Optionee.

(k)	Exercise of Option - Subject to the provisions of the Plan, an option granted under the Plan shall be exercised from time to time by the Optionee, or in the event of death, by his legal representatives, by giving notice in writing addressed to the Company at its registered and principal office in the City of Toronto, to the attention of the Secretary of the Company, specifying the number of Subordinate Voting Shares forming the subject matter of such option in respect of which such notice is being given, together with payment in full of the purchase price of the Subordinate Voting Shares being purchased. Notwithstanding any other provision of the Plan or in any option granted to an Optionee, the Company's obligation to issue Subordinate Voting Shares to an Optionee pursuant to the exercise of an option shall be subject to: (i) completion of such registration or other qualification of such Subordinate Voting Shares or obtaining approval of such regulatory authorities as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Subordinate Voting Shares for quotation or listing and posting for trading, as the case may be, on the Toronto Stock Exchange and any other market or exchange as shall then be required or desirable; and (iii) the receipt from the Optionee of such representations, warranties, agreements and undertakings, including as to future dealings in such Subordinate Voting Shares, as the Company determines to be necessary or advisable in order to ensure compliance with applicable securities laws and stock exchange and other regulatory body rules and requirements.

9.	ADJUSTMENTS IN EVENT OF CHANGE IN STRUCTURE OF CAPITAL

Appropriate adjustments in the number of Subordinate Voting Shares and in the option price per Subordinate Voting Share, relating to options granted or to be granted, shall be made by the Board in its sole discretion to give effect to adjustments in the number of Subordinate Voting Shares resulting, subsequent to the approval of the Plan, from any subdivisions, consolidations or reclassifications of the Subordinate Voting Shares, the payment of stock dividends by the Company or other relevant changes in the capital structure of the Company. Any such adjustments shall be subject to the approval thereof, to the extent required, by such stock exchanges on which the Subordinate Voting Shares are then listed for trading.

10.	AMENDMENT OR DISCONTINUANCE OF PLAN

(a)	Subject to regulatory approval, the approval of any stock exchange on which the Subordinate Voting Shares are then listed for trading and the limitations set out in subsections 10(b) and 10(c) hereof, the Board may, by resolution, amend, vary or discontinue the Plan, or any agreement or entitlement subject to the Plan, at any time without notice to or approval of the shareholders of the Company, including, without limitation, for the purpose of:

(i)	changing the class of persons who will be eligible to be granted options pursuant to the Plan (other than as provided for in subsection 10(b) hereof);

(ii)	ensuring continuing compliance with applicable laws and regulations and the requirements or policies of any governmental or regulatory authority, securities commission or stock exchange having authority over the Company or the Plan;

(iii)	changes of a "housekeeping", clerical, technical or stylistic nature, including, without limitation, eliminating any ambiguity, error or defect, supplying any omission or correcting or supplementing any provision contained in the Plan or in any agreement subject to the Plan which may be incorrect or incompatible with any other provision of the Plan or such agreement;

(iv)	changing the method of determining the option price for options granted pursuant to the Plan, provided that the option price shall not in any case be lower than the "market price" of a Subordinate Voting Share, as that term (or any successor term) is interpreted and applied by the Toronto Stock Exchange;

(v)	changing the following terms governing options under the Plan: (A) vesting terms (including the acceleration of vesting); (B) exercise and payment method and frequency; (C) transferability or assignability, other than as provided for in subsection 10(b) hereof; (D) to fairly or properly take into account a Sale, Arrangement or Take-over Bid; (E) adjustments required in the circumstances of one of the events referred to in Section 9 hereof; and (F) the effect of termination (for whatever reason) of the Optionee's employment or service;

(vi)	determining that any of the provisions of the Plan or any agreement subject to the Plan concerning the effect of termination (for whatever reason) of the Optionee's employment, service or consulting agreement/arrangement or cessation of the Optionee's directorship or office, shall not apply for any reason acceptable to the Board;

(vii)	changing the terms and conditions of any financial assistance which may be provided by the Company to the Optionees to facilitate the purchase of Subordinate Voting Shares, or adding or removing any provisions providing for such financial assistance;

(viii)	adding or amending a cashless exercise feature, payable in cash or securities, provided same includes a full deduction of the number of underlying Subordinate Voting Shares from the Plan reserved under Section 5 hereof;

(ix)	providing for the granting of non-equity based kinds of awards under the Plan, including, without limitation, stock-appreciation rights;

(x)	adding or amending provisions necessary for options under the Plan to qualify for favourable tax treatment to Optionees and/or the Company under applicable tax laws;

(xi)	changing any terms relating to the administration of the Plan; and

(xii)	any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules and policies of the Toronto Stock Exchange and of any other stock exchange or market having authority over the Company or the Plan).

(b)	Subject to regulatory approval, the approval of any stock exchange on which the Subordinate Voting Shares are then listed for trading and the limitations set out in subsection 10(c) hereof, the Board may, by resolution, amend, vary or discontinue the Plan, or any agreement or entitlement subject to the Plan, at any time for the following purposes, provided that any such amendment, variance or discontinuance will not become effective unless and until approved by a majority of the votes cast by shareholders of the Company, in person or by proxy, at a meeting of shareholders:

(i)	any increase in the maximum number of Subordinate Voting Shares issuable under the Plan as provided for in Section 5 hereof or any change from a fixed maximum number of Subordinate Voting Shares issuable under the Plan to a fixed maximum percentage;

(ii)	any reduction in the option price of an outstanding option except for the purpose of maintaining option value in connection with an adjustment provided for under Section 9 hereof (for this purpose, the cancellation or termination of an option of an Optionee prior to expiry of the option term for the purpose of reissuing an option to the same Optionee with a lower exercise price shall be treated as an amendment to reduce the option price of an option);

(iii)	any extension of the option term (which, for greater certainty, shall not include the circumstances provided for in subsection 8(e) hereof in respect of a Blackout Period) or any amendment to permit the grant of an option with an expiry date of more than 10 years from the date the option is granted;

(iv)	any extension of eligibility to participate in the Plan to non-employee directors of the Company;

(v)	permitting any option granted under the Plan (or any other kind of award which may hereafter form part of the Plan) to be transferable or assignable other than for estate planning or normal estate settlement purposes;

(vi)	providing for the granting of equity based kinds of awards under the Plan; and

(vii)	any other amendment requiring shareholder approval under applicable law (including, without limitation, under the rules and policies of the Toronto Stock Exchange and of any other stock exchange or market having authority over the Company or the Plan);

provided further that, in the case of any amendment or variance referred to above, Insiders who directly benefit from such amendment or variance will not have the votes attaching to the Subordinate Voting Shares or other securities of the Company held, directly or indirectly, by them counted in respect of the required approval of the shareholders of the Company.

(c)	Notwithstanding anything herein to the contrary, no amendment, variance or discontinuance of the Plan, or any agreement or entitlement subject to the Plan, may be made, without the prior written consent of the Optionee, if the Board determines that the effect thereof is to impair, derogate from or otherwise materially and adversely affect any option previously granted to such Optionee under the Plan. Subject to the provisions of this Section 10, the Plan shall remain in effect until all grants of options under the Plan have been terminated pursuant to the provisions of the Plan or satisfied by the issuance of Subordinate Voting Shares, the payment of cash or otherwise.

11.	MISCELLANEOUS

Nothing contained in the Plan nor in any option granted thereunder shall be deemed to give any Optionee any interest or title in or to any shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the exercise of any option.

The Plan does not give any Optionee or any employee of the Company or any of its subsidiaries the right, or obligation, to or to continue to serve as a director, officer or full-time employee, as the case may be, of the Company or any of its subsidiaries. The awarding of options to any Eligible Participant is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any shares or any other securities in the capital of the Company or any of its subsidiaries other than as specifically provided for in the Plan.

No fractional Subordinate Voting Shares shall be issued upon the exercise of options granted under the Plan and, accordingly, if an Optionee would otherwise become entitled to a fractional Subordinate Voting Share upon the exercise of an option, such Optionee shall only have the right to purchase the next lowest whole number of Subordinate Voting Shares and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

12.	BINDING EFFECT

The Company and every Optionee shall be bound by the terms and conditions of the Plan.

13.	COMPLIANCE WITH APPLICABLE LAW

If any provision of the Plan or any agreement entered into pursuant to the Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

14.	2015 PLAN OF ARRANGEMENT

(a)	Pursuant to the terms of the 2015 Plan of Arrangement, the Plan shall be assumed by Colliers on June 1, 2015 at the time provided for in the 2015 Plan of Arrangement and, at such time, each outstanding option hereunder will be deemed an option hereunder to acquire an equivalent number of Colliers Subordinate Voting Shares at such exercise price as is determined in accordance with the 2015 Plan of Arrangement and otherwise on the same terms as are provided for in such outstanding option. Accordingly, at and after such time, references to "the Company" in the Plan shall be deemed to be references to Colliers.

(b)	For all purposes under the Plan, 2015 Arrangement Options granted in exchange for Outstanding Old FirstService Options pursuant to the 2015 Plan of Arrangement shall be deemed a continuation of the Outstanding Old FirstService Options for which they are exchanged as part of the 2015 Plan of Arrangement. Accordingly, the date on which a 2015 Arrangement Option is granted for purposes of the Plan shall be deemed to be the date of the grant of the Outstanding Old FirstService Option for which such 2015 Arrangement Option was exchanged as part of the 2015 Plan of Arrangement.

(c)	Notwithstanding anything contained herein to the contrary, each person that is a director, officer and/or full-time employee of Old FirstService or its subsidiaries who holds an Outstanding Old FirstService Option immediately prior to the Effective Time and who will not, on and after the Effective Time, be a director, officer and/or full-time employee of the Company or its subsidiaries (each such person, an "Arrangement Participant") shall, for so long as such Arrangement Participant remains a director, officer and/or full-time employee, as applicable, of New FSV or its subsidiaries, be permitted to hold and exercise his or her 2015 Arrangement Options in accordance with their terms as though such Arrangement Participant is a director, officer and/or full-time employee, as applicable, of the Company or its subsidiaries and be deemed, as applicable, to be an "Eligible Participant" hereunder for such purposes. Upon any Arrangement Participant ceasing to be a director, officer and/or full-time employee of New FSV or its subsidiaries, provided that at such time such Arrangement Participant is not, or does not concurrently become, a director, officer and/or full-time employee of the Company or its subsidiaries, such Arrangement Participant shall be treated for the purposes of the Plan as having ceased to be a director, officer and/or full-time employee of the Company and its subsidiaries and such Arrangement Participant's 2015 Arrangement Options shall be dealt with in accordance with subsections 8(f), 8(g) or 8(h) of the Plan, as applicable, or any other term of the Plan applicable thereto.